Exhibit 10.52
The Talbots, Inc.
Director Compensation Schedule
•	Annual retainer of $10,000 for the newly-created non-executive chairman position and an annual retainer of $10,000 for the newly-created lead director position (from $5,000 for the presiding director position), effective August 1, 2008.

•	A one-time option grant to non-employee directors of 12,000 shares, granted September 2008, which will vest on the last business day of fiscal 2012, with possible accelerated vesting based on achievement of certain levels of Talbots stock price performance.

•	Effective March 2009 (subject to possible delay or modification based on the Board’s further assessment): an annual retainer of $40,000 (from $28,000) for each non-employee director; annual retainer of $15,000 (from $5,000) for audit committee chair and $10,000 (from $5,000) for compensation and governance committee chairs; and an annual retainer of $5,000 for the other members of the audit, compensation and governance committees.*

•	Commencing fiscal 2009, an annual option grant to non-employee directors of 3,000 shares vesting in one-third increments over three years, in addition to existing annual award of 4,000 RSUs.

•	For future newly-appointed independent directors, a one time sign-on option grant of 20,000 shares vesting in one-third increments over three years.

•	The current mandatory share ownership guidelines applicable to directors will be maintained.

*	In February 2009, based on further assessment, the Board determined not to implement these cash retainer increases and concluded that it would revisit the possible increases at an appropriate time in the future.